UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Registration Rights Agreement

The information set forth in Item 3.02 of this Current Report on Form 8-K that relates to the entry into a material definitive agreement is incorporated by reference into this Item 1.01.

 Item 3.02 Unregistered Sales of Equity Securities.

Sale of Common Stock

On February 29, 2008, we issued 2,893,519 shares of our common stock pursuant to a Securities Purchase Agreement, by and among Hoku Scientific and the Purchasers (as defined therein), dated as of February 25, 2008. We received aggregate gross proceeds of approximately $25 million from the sale of the common stock.

The shares of common stock were offered and sold solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, or the Act, in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under the Act.

In connection with the sale and issuance of the common stock, we entered into a Registration Rights Agreement, dated as of February 29, 2008, with the Purchasers. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement covering the resale of the common stock no later than 10 days from the closing of the offering, and to seek to have such registration statement declared effective no later than 30 days from the closing of the offering, or if our registration statement is reviewed by the Securities and Exchange Commission, 60 days from the closing of the offering.

In connection with the private placement, we expect to pay total commissions in the form of cash fees totaling approximately $1.5 million.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by the Agreement, which is attached hereto as Exhibit 10.65.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
Exhibit 10.65	Registration Rights Agreement, dated February 29, 2008, by and among Hoku Scientific, Inc., and the Purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 29, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin M. Shindo
Dustin M. Shindo
Chairman of the Board of Directors, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.65	Registration Rights Agreement, dated February 29, 2008, by and among Hoku Scientific, Inc., and the Purchasers named therein.